Exhibit 99.T3B-1

OPERATING AGREEMENT

FOR

UPC POLSKA, LLC

This Operating Agreement (the “Operating Agreement” or “Agreement”) is made effective as of December 18, 2003, by UPC Telecom B.V. (“UPC Telecom”) as initial stockholder of UPC Polska, LLC (the “Company”).

WHEREAS, UPC Telecom desires to convert UPC Polska, Inc. (“UPC Polska”) into the Company (the “Conversion”) by causing the Company’s certificate of formation (the “Certificate of Formation”) and a certificate of conversion with respect to UPC Polska (the “Certificate of Conversion”) to be filed pursuant to 18-214(b) of the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, immediately prior to the Conversion, UPC Polska will have an authorized capital consisting of one thousand (1,000) shares of common stock, par value $0.01 per share (“Common Stock”);

WHEREAS, immediately prior to the Conversion, UPC Polska will have one thousand (1,000) issued and outstanding shares of Common Stock;

WHEREAS, immediately upon the effectiveness of the Conversion, each such issued share of Common Stock will be converted into one share of Stock (as defined below) of the Company;

WHEREAS, pursuant to the terms of this Operating Agreement, the Company will have one class of capital stock;

WHEREAS, pursuant to the terms of this Operating Agreement, and to the extent possible, the terms and conditions and Company obligations with respect to such class of capital stock will substantially resemble the terms and conditions and the UPC Polska obligations with respect to the Common Stock, as they were immediately prior to the Conversion, and the amount of Stock which will be issued upon the Conversion to UPC Telecom will be the same as the amount of Common Stock held by UPC Telecom in UPC Polska; and

WHEREAS, UPC Telecom (the “Initial Stockholder”) desires to adopt this Operating Agreement, in order to govern the operations and affairs of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial Stockholder agrees as follows:

ARTICLE I

ORGANIZATION AND TERM

Section 1.1                                      Formation.  The Initial Stockholder formed the Company under and pursuant to the provisions of the Act by causing the filing of the Certificate of Formation and the Certificate of Conversion.  The rights and liabilities of the Initial Stockholder and any Additional Stockholders (as defined in Section        ) shall be as provided under the Act, the Certificate of Formation and this Operating Agreement.

In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the board of directors of the Company (the “Board” or “Board of Directors”) shall from time to time take appropriate action, including the preparation and filing of such amendments to the Certificate of Formation, this Operating Agreement and such other assumed name certificates, documents, instruments and publications as may be required by law.

Section 1.2                                      Name.  The Company’s name shall be “UPC Polska, LLC” and any assumed names that the Board of Directors deem necessary or desirable from time to time.

Section 1.3                                      Registered Agent and Office.  The registered office of the Company shall be located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle in the State of Delaware. The name of its registered agent in the State of Delaware at such address is Corporation Service Company. The Company may have other offices either within or without the State of Delaware at such places as shall be determined from time to time by the Board of Directors or the business of the Company may require. The following items shall at all times be maintained at the Company’s registered office:

(a)                                  a current list of the full name and last known business, residential or mailing address of the Initial Stockholder and any Additional Stockholders (each a “Stockholder”) and  of each member of the Board of Directors, both past and present;

(b)                                 a copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)                                  copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(d)                                 copies of any currently effective written Operating Agreement; and

(e)                                  copies of any other writings required under the Act.

Such records are subject to inspection and copying at the reasonable request and at the expense of any Stockholder during ordinary business hours.

Section 1.4                                      Principal Place of Business.  The principal place of business of the Company shall be Boeing Avenue 53, 1119 PE, Schiphol Rijk, The Netherlands.  At any time, the Company may change the location of its principal place of business and may establish additional offices.

Section 1.5                                      Other Instruments.  The Stockholders hereby agree to execute and deliver to the Company within five (5) days after receipt of a written request by the Company, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments, and to take such other action as the Company deems necessary, useful or appropriate to comply with any laws, rules or regulations, as may be necessary to enable the Company to fulfill its purposes under this Operating Agreement.  Each Stockholder represents that it has sufficient right and authority, without breaching any provision of law or contract, to execute this Operating Agreement and is not acting on behalf of any undisclosed or partially disclosed principal by such action.

Section 1.6                                      Term.                  Subject to the terms and provisions of the Act, the Company is to have a perpetual existence.

ARTICLE II

PURPOSE OF THE COMPANY

The purpose of the Company’s business is to engage in any lawful purpose permitted by the Act and to do anything incidental thereto.

ARTICLE III

STOCKHOLDERS, CAPITAL CONTRIBUTIONS AND STOCK

Section 3.1                                      Stockholders.  The Stockholders and their last known business, residential or mailing address are listed on the attached Schedule 1. The Board of Directors shall update Schedule 1 from time to time as necessary to reflect accurate information therein.

Section 3.2                                      Capital Contributions. Capital contributions to the Company (the “Capital Contribution(s)”) shall consist of cash or any other form of contribution permitted by the Act.  The Stockholders shall not be personally liable to the creditors of the Company under a judgment, decree or order of a court, or in any other manner for a debt, obligation, liability or loss of the Company. Additionally, the Stockholders shall not be required to contribute any Capital Contributions to the Company, to lend any funds to the Company or to pay any other contributions, assessments or payments to the Company.  Immediately upon effectiveness of the Conversion, paid-in capital of UPC Polska shall be deemed contributed to the capital of the Company by the Stockholders in proportion to their respective stockholdings in UPC Polska.

Section 3.3                                      Capital Stock.  The interests of the Stockholders shall be represented by shares of capital stock (“Stock”). The Stockholders will have such rights, preferences and entitlements as set forth herein or as required by applicable law. By its execution of this Operating Agreement, each Stockholder hereby votes and agrees that its votes, consents and actions pursuant to the Company’s Certificate of Formation, this Operating Agreement and the Act shall be determined as provided in this Operating Agreement.

Each Stockholder hereby agrees that its interest in the Company and in its shares of Stock shall for all purposes be deemed a personal interest and shall not be deemed realty or any interest in the Company’s real or personal property or assets of any kind.

Section 3.4                                      Certificates.  The shares of Stock of the Company shall be evidenced by certificates for shares of Stock in such form as the Board of Directors may from time to time prescribe.  The certificates of Stock shall be signed by the Chief Executive Officer or a Vice President and by the Secretary, or the Chief Financial Officer, or the Treasurer, or an Assistant Secretary, or an Assistant Treasurer (each as hereinafter defined), sealed with the seal of the Company or a facsimile thereof, and countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe.  Where any such certificate is countersigned by a transfer agent other than the Company or its employee, or registered by a registrar other than the Company or its employee, the signature of any such officer may be a facsimile signature.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be adopted by the Company and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Company.

Section 3.5                                      Transfer.  Subject to applicable law and the terms and conditions of this Agreement including without limitation Article IX below, shares of Stock of the Company are transferable without restriction.  The shares of Stock of the Company shall be transferred only upon the books of the Company by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for the same number of shares of Stock, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Company or its agents may reasonably require.

Section 3.6                                      Record Dates.  The Board of Directors may fix in advance a date, not less than ten nor more than sixty days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend or distribution of property, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution of property, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or distribution of property, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any Stock on the books of the Company after any such record date fixed as aforesaid.

Section 3.7                                      Lost Certificates.  In the event that any certificate of Stock is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number of shares of Stock in lieu thereof.  The Board may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Company a bond in such reasonable sum as it directs to indemnify the Company.

Section 3.8                                      Priority and Return of Capital.  Except as may be expressly provided in Article XII, no Stockholder shall have priority over any other Stockholder, either as to the return of Capital Contributions or as to Profits (as hereinafter defined), Losses (as hereinafter defined) or distributions; provided that this Section shall not apply to the repayment by the Company of loans (as distinguished from Capital Contributions) which a Stockholder has made to the Company.

Section 3.9                                      No Preemptive Rights.  No Stockholder shall have any preemptive or preferential right, including any such right with respect to (a) additional Capital Contributions; (b) issuance or sale of shares of Stock, whether unissued or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued shares of Stock; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (e) issuance or sale of any other securities that may be issued or sold by the Company.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.1                                      Number, Quorum, Term, Vacancies, Removal.  The Board of Directors shall consist of such number of directors as may be determined from time to time by resolution of the Board of Directors.  The number of directors may be changed by a resolution passed by a majority of the whole Board or by a vote of the holders of record of at least a majority of the shares of Stock of the Company, issued and outstanding and entitled to vote.

A majority of the members of the Board of Directors then holding office shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained.

Directors shall hold office until the next annual election and until their successors shall have been elected by a vote of the Stockholders as provided in Section 5.6 of this Agreement and shall have qualified, unless sooner displaced.

Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation, or otherwise, other than removal of a director with or without cause by a vote of the Stockholders, it shall be filled by a majority of the remaining directors, though less than a quorum (except as otherwise provided by law), or by the vote of the Stockholders as provided in Section 5.6 of this Agreement, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified.

Any one or more of the directors of the Corporation may be removed either with or without cause at any time by a vote of the holders of record of at least a majority of the shares of Stock of the Company, issued and outstanding and entitled to vote, and thereupon the term of the director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors, to be filled by a vote of the Stockholders as provided in Section 5.6 of this Agreement.

Section 4.2                                      Meetings, Notice.  Meetings of the Board of Directors shall be held at such place either within or without the State of Delaware, as may from time to time be fixed by resolution of the Board, or as may be specified in the call or in a waiver of notice thereof.  Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board, and special meetings may be held at any time upon the call of two directors, the Chairman of the Board, if one be elected, or the Chief Executive Officer (as hereinafter defined), by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before such meeting.  A meeting of the Board may be held without notice immediately after the annual meeting of Stockholders at the same place at which such meeting was held.  Notice need not be given of regular meetings of the Board.  Any meeting may be held without notice, if all directors are present, or if notice is waived in writing, either before or after the meeting, by those not present.

Section 4.3                                      Committees.  The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board, designate from among its members one or more committees which shall consist of two or more directors.  The Board may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them.  A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide.  The Board shall have power at any time to change the membership of any such committee, to fill vacancies in it, or to dissolve it.

Section 4.4                                      Action by Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent or consents thereto is signed by all members of the Board, or of such committee as the case may be, and such written consent or consents is filed with the minutes of proceedings of the Board or committee.

Section 4.5                                      Compensation.  The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members.  The Board of Directors shall also have power, in its discretion, to allow a fixed sum and expenses for attendance at each regular or special meeting of the Board, or of any committee of the Board.  In addition, the Board of Directors shall also have power, in its discretion, to provide for and pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board from time to time.

ARTICLE V

MEETINGS OF STOCKHOLDERS

Section 5.1                                      Annual Meeting.  The annual meeting of the Stockholders of the Company shall be held either within or without the State of Delaware, at such date, time and place as the Board of Directors may designate in the call or in a waiver of notice thereof, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.

Section 5.2                                      Special Meetings.  Special Meetings of the Stockholders may be called by the Board of Directors or by the Chief Executive Officer, and shall be called by the Chief Executive Officer or by the Secretary upon the written request of the holders of record of at least twenty-five per cent (25%) of the shares of Stock of the Company, issued and outstanding and entitled to vote, at such times and at such place either within or without the State of Delaware as may be stated in the call or in a waiver of notice thereof.

Section 5.3                                      Notice of Meetings.  Notice of the time, place and purpose of every meeting of Stockholders shall be delivered personally or mailed not less than ten days nor more than sixty days previous thereto to each Stockholder of record entitled to vote, at such Stockholder’s post office address appearing upon the records of the Company or at such other address as shall be furnished in writing by such Stockholder to the Corporation for such purpose.  Such further notice shall be given as may be required by law or by this Operating Agreement.  Any meeting may be held without notice if all Stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing, either before or after the meeting, by those not present.

Section 5.4                                      Quorum.  The holders of record of at least a majority of the shares of Stock of the Company, issued and outstanding and entitled to vote, present in person or by proxy, shall, except as otherwise provided by law or by this Operating Agreement, constitute a quorum at all meetings of the Stockholders; if there be no such quorum, the holders of a majority of such shares of Stock so present or represented may adjourn the meeting from time to time until a quorum shall have been obtained.

Section 5.5                                      Organization of Meetings.  Meetings of the Stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present by the Chief Executive Officer, or if the Chief Executive Officer is not present, by a chairman to be chosen at the meeting.  The Secretary of the Company, or in the Secretary of the Company’s absence, an Assistant Secretary, shall act as secretary of the meeting, if present.

Section 5.6                                      Voting.  At each meeting of Stockholders, except as otherwise provided by the Act or the Certificate of Formation, every holder of record of Stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such Stock standing in his or her name on the records of the Company.  Elections of directors shall be determined by a plurality of the votes cast and, except as otherwise provided by the Act, the Certificate of Formation, or this Operating Agreement, all other action shall be determined by a majority of the votes cast at such meeting.  Each proxy to vote shall be in writing and signed by the Stockholder or by such Stockholder’s duly authorized attorney.

At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Stockholders present in person or by proxy entitled to vote at such election. With respect to any other matter presented to the Stockholders for their consideration at a meeting, any Stockholder entitled to vote may, on any question, demand a vote by ballot.

A complete list of the Stockholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares of Stock registered in the name of each Stockholder, shall be prepared by the Secretary and shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present.

Section 5.7                                      Inspectors of Election.  The Board of Directors in advance of any meeting of Stockholders may appoint one or more Inspectors of Election to act at the meeting or any adjournment thereof.  If Inspectors of Election are not so appointed, the chairman of the meeting may, and on the request of any Stockholder entitled to vote shall, appoint one or more Inspectors of Election.  Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of Inspector of Election at such meeting with strict impartiality and according to the best of his or her ability.  If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 5.8                                      Action by Consent.  Any action required or permitted to be taken at any meeting of Stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of Stock of the Company, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE VI

OFFICERS

Section 6.1                                      Titles and Election. The officers of the Company shall be chosen by the Board of Directors.  The officers of the Company shall include a President and a Secretary and may include a Chairman of the Board of Directors (who must be a director), a Treasurer, one or more Vice Presidents (if so elected by the Board of Directors), a Chief Financial Officer and such other officers as the Board of Directors may elect.  The Board of Directors also may appoint such Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as the Board of Directors shall determine. Any two or more offices may be held by the same person.  With the exception of the Chairman of the Board of Directors, none of the officers need be a director of the Corporation.  None of the officers need be a Stockholder of the Company or a resident of the State of Delaware.

Section 6.2                                      Terms of Office.  Officers shall hold office until their successors are elected by the Board of Directors and qualify.

Section 6.3                                      Removal.  Any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.

Section 6.4                                      Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary.  Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.5                                      Vacancies.  If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 6.6                                      Authority and Duties.  Each of the officers of the Company shall have such authority and shall perform such duties incident to each of their respective offices and such other duties as may be specified from time to time by the Board of Directors in a resolution which is not inconsistent with applicable law, the Certificate of Formation or this Operating Agreement.

Section 6.7                                      Duties of Officers May Be Delegated.  In case of the absence or disability of any officer of the Company, or for any other reason that the Board may deem sufficient, the Board may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE VII

CHECKS, NOTES, ETC.

All checks and drafts on the Company’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by the Chief Executive Officer, any Vice President, the Chief Financial Officer or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

ARTICLE VIII

ALLOCATIONS OF PROFITS AND LOSSES

AND DISTRIBUTIONS

Section 8.1                                      Allocations of Profits and Losses from Operations.  The net profits (“Profits”) and net losses (“Losses”) of the Company for each fiscal year shall be first allocated entirely to a general profit account, with respect to Profits, and a general loss account, with respect to Losses.  Upon the resolution of the Board of Directors, Profits and Losses shall be allocated, subject to the other provisions of this Article VIII, among the Stockholders in proportion to their respective stockholdings in the Company.  Subject to the other provisions of this Article VIII, such allocations to a Stockholder of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss, deduction or credit that is taken into account in computing net profits or net losses.

Section 8.2                                      Tax Allocations.  For income tax purposes each item of income, gain, loss and deduction shall be allocated among the Stockholders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 8.1.

Section 8.3                                      Accounting Principles  The Company’s financial statements shall be prepared and its profit and loss statement shall be determined in accordance with generally accepted accounting principles applied on a consistent basis using the accrual method of accounting.

Section 8.4                                      Interest on and Return of Capital Contributions.  No Stockholder shall be entitled to interest on its Capital Contribution or to a return of its Capital Contribution.

Section 8.5                                      Loans to Company.  Nothing in this Agreement shall prevent any Stockholder from making secured or unsecured loans to the Company by agreement with the Company.

Section 8.6                                      Returns and Other Elections.  The Board of Directors shall cause the preparation and timely filing of all tax returns required to be filed by the Company in each  jurisdiction in which the Company does business.  Copies of such returns or pertinent information therefrom shall be furnished to the Stockholders within a reasonable time after the end of the Company’s fiscal year.  All elections permitted to be made by the Company under federal or state laws shall be made by the Board of Directors in their sole discretion.  In recognition of the fact that the Company expects to be treated as a partnership for U.S. federal income tax purposes, the Stockholders agree to treat their Shares as partnership interests for U.S. federal and state income tax reporting purposes.

Section 8.7                                      Distributions.  Distributions shall be made as follows:

(a)                                  Subject to Section 18-607 of the Act, the Board of Directors may cause the Company to make interim distributions of Distributable Cash (as defined in Section 8.10) or other property at such time and for such amounts as determined by the Board of Directors.  All interim distributions of Distributable Cash or other property pursuant to this Section 8.7(a) shall be made in proportion to the Stockholders’ respective stockholdings in the Company.  An interim distribution made pursuant to this Section 8.7(a) shall not involve the redemption of  any Stockholder’s shares of Stock.

(b)                                 Upon total liquidation of the Company pursuant to Article XII of this Agreement, total liquidating distributions shall be made in accordance with Section 12.2 below.

(c)                                  Upon a redemption of any Stockholder’s shares of Stock, a partial liquidating distribution may be made.  In the event of such a redemption, the Capital Account (as defined in Section 8.10) of the Stockholder whose shares of Stock are being redeemed shall be reduced pro rata to reflect the proportion of the Stockholder’s shares of Stock that have been redeemed.

Section 8.8                                      Offset.  The Company may offset damages for breach of this Agreement by a Stockholder whose shares of Stock are liquidated (either upon the redemption of a Stockholder’s shares of Stock or the liquidation of the Company) against the amount otherwise distributable to such Stockholder pursuant to this Section or Article XII.

Section 8.9                                      Form of Distribution.  A Stockholder has no right to demand and receive any distribution in a form other than as determined by the Board of Directors.

Section 8.10                                Definitions.

(a)                                  “Capital Account” as of any given date shall mean the capital account of a Stockholder on that date, determined in accordance with the provisions of this Agreement.

(b)                                 “Distributable Cash” shall mean all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company:  (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred in the normal operation of the Company’s business; and (iii) such reserves as the Directors deem reasonably necessary for the proper operation of the Company’s business.

ARTICLE IX

ADDITIONAL STOCKHOLDERS

Section 9.1                                      Admission of New Stockholders.  From the date of the formation of the Company, any person or entity acceptable to the Stockholders by their unanimous vote thereof may become a Stockholder in the Company by the issuance by the Company of shares of Stock to such person or entity (each an “Additional Stockholder”) for such consideration as the Stockholders by their unanimous votes shall determine and subject to Section 9.2 below.

Section 9.2                                      Accession to the Operating Agreement.  As a condition to the issuance of shares of Stock by the Company, an Additional Stockholder acquiring such shares shall execute this

Operating Agreement and all other documents and instruments as the Company may require and shall become a Stockholder upon the date the last of such agreements are executed.

ARTICLE X

BOOKS AND RECORDS, FISCAL YEAR

Section 10.1                                Books of Account and Records.  At all times during the term of the Company, the Company shall keep or cause to be kept at the Company’s registered office, the items set forth in Section 1.3.

Section 10.2                                Inspection.  All documents required to be maintained at the Company’s principal office listed in Section 1.4, as well as true and full information regarding the state of the Company’s business, financial condition and other information regarding the affairs of the Company as is just and reasonable, shall be made available to any Stockholder upon reasonable demand for any purpose reasonably related to such Stockholder’s interest as a stockholder of the Company, during ordinary business hours, for inspection and copying at the expense of the Stockholder.  In addition, any Stockholder shall have the right to have a formal accounting of Company affairs whenever circumstances render it just and reasonable.

Section 10.3                                Fiscal Year.  The fiscal year of the Company shall end on December 31 in each year except that the first year of the Company shall be that period (even if less than twelve months) beginning on the date of filing the Certificate of Formation and ending on the next following December 31, and the final year of the Company shall be that period beginning on the first day of such year and ending on the date of cancellation of the Certificate of Formation.

Section 10.4                                Accounting.  The accountants shall be selected by the Board of Directors in its sole discretion.  The fees of the accountants will be a normal Company business expense.

ARTICLE XI

LIMITATION OF LIABILITY

No Director shall have liability for monetary damages for breach of duty as a Director if such breach did not (A) involve a knowing and culpable violation of law by the Director; (B) enable the Director or an Associate (as defined herein) to receive an improper personal economic gain; (C) show a lack of good faith and a conscious disregard for the duty of the Director to the Company under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company; (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to the Company; or (E) create liability under an applicable provision of the laws of the State of Delaware which cannot be limited or made inapplicable by this Article.  For purposes hereof, “Associate” of a Director means (A) any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock; (B) any trust or other estate in which such person has at least a ten percent beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.1                                Dissolution

(a)                                  The Company shall be dissolved upon unanimous written agreement of all Stockholders or the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)                                 If a Stockholder who is an individual dies, or a court of competent jurisdiction adjudges him to be incompetent to manage his or her person or his or her property, the Stockholder’s executor, administrator, guardian, conservator or other legal representative may exercise all of the Stockholder’s rights for the purpose of settling his or her estate or administering his or her property.

Section 12.2                                Winding Up, Liquidation and Distribution of Assets.

(a)                                  The Stockholders who have not wrongfully dissolved the Company may wind up the Company’s affairs, but the Court of Chancery, upon cause shown, may wind up the Company’s affairs upon application of any Stockholder or his legal representative, and in connection therewith, may appoint a liquidating trustee.

(b)                                 Upon dissolution, an accounting shall be made of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.  The Board of Directors shall immediately proceed to wind up the affairs of the Company.

(c)                                  If the Company is dissolved and its affairs are to be wound up, the Board of Directors shall:

(i)                                     Sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(ii)                                  Allocate any Profits or Losses resulting from such sales to the Stockholder’s Capital Accounts in accordance with Article VIII hereof;

(iii)                               Discharge all liabilities of the Company, including liabilities to Stockholders who are creditors of the Company to the extent permitted by law, excluding liabilities for distributions to Stockholders under Article VIII hereof; and

(iv)                              Distribute the remaining assets to Stockholders in accordance with the positive balance (if any) of each Stockholder’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs).

(d)                                 Notwithstanding anything to the contrary in this Agreement, if any Stockholder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Stockholder shall have no obligation to make any Capital Contribution, and the deficit balance shall not be considered a debt owed by such Stockholder to the Company or to any other Person for any purpose whatsoever.

(e)                                  Upon completion of the winding up, liquidation and distribution of the assets of the Company, the Company shall be deemed terminated.

(f)                                    The Board of Directors shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 12.3                                Certificate of Cancellation.  When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, a certificate of cancellation shall be executed by one or more authorized persons, which certificate shall set forth the information required by the Act.  A certificate of cancellation shall be filed with the Delaware Secretary of State to accomplish the cancellation of the Certificate of Formation upon the dissolution and completion of the winding up of the Company.

Section 12.4                                Effect of Filing of Certificate of Cancellation.  Upon the filing of the certificate of cancellation with the Delaware Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.  The Board of Directors shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

Section 12.5                                Return of Contribution Nonrecourse to Other Stockholders.  Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Stockholder shall look solely to the assets of the Company for the return of its Capital Contribution.  If the property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Stockholders, such Stockholder or Stockholders shall have no recourse against any other Stockholder, except as otherwise provided by law.

ARTICLE XIII

INDEMNIFICATION

Section 13.1                                Actions by Others.  The Company (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or an officer of the Company and (2) except as otherwise required by Section 13.3 herein, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 13.2                                Actions by or in the Right of the Company.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 13.3                                Successful Defense.  To the extent that a person who is or was a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 13.1 or Section 13.2 herein, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses

(including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 13.4                                Specific Authorization.  Any indemnification under Section 13.1 or Section 13.2 herein (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in said Sections 13.1 and 13.2.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by the Company’s independent legal counsel in a written opinion, or (3) by the Stockholders.

Section 13.5                                Advance of Expenses.  Expenses incurred by any person who may have a right of indemnification under this Article XIII in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company pursuant to this Article XIII.

Section 13.6                                Right of Indemnity Not Exclusive.  The indemnification provided by this Article XIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of Stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 13.7                                Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article XIII, Section 18-108 of the Act or otherwise.

Section 13.8                                Invalidity of Any Provisions of This Article.  The invalidity or unenforceability of any provision of this Article XIII shall not affect the validity or enforceability of the remaining provisions of this Article XIII.

ARTICLE XIV

NOTICES

Any and all notices required by this Operating Agreement shall be in writing.  Any notice, payment, demand or communication required or permitted to be given hereunder shall be deemed to have been given when delivered personally to the party to be notified or when deposited in the United States mail, postage and charges prepaid, addressed as follows:

(a)                                  if to the Company, addressed to the Company’s principal office;

(b)                                 if to a Director, addressed to such Director’s address as contained in the Company’s books and records; and

(c)                                  if to a Stockholder, addressed to the Stockholder’s address as listed on Schedule 1.

The Stockholder may change its address by written notice to the Company.

ARTICLE XV

MISCELLANEOUS

Section 15.1                                Governing Law.  This Operating Agreement shall be deemed to be made under and shall be construed in accordance with the internal domestic laws of the State of Delaware.

Section 15.2                                Severability.  If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement shall not be affected and the application of such affected provision shall be enforced to the greatest extent permitted by law.

Section 15.3                                Headings.  All section or subsection titles or captions contained in this Operating Agreement are for convenience only and shall not be deemed part of the text of this Operating Agreement.

Section 15.4                                Plurals and Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

Section 15.5                                Assignment.  This Operating Agreement shall be binding on the parties hereto and their respective permitted successors and assigns, subsidiaries, parent entities, affiliated entities, related persons, firms and corporations.  Except as may be expressly provided for herein, no person or entity not a party hereto shall have any rights or obligations hereunder.

Section 15.6                                Amendments.  This Operating Agreement and the Certificate of Formation may be modified only by the vote of the holders of at least a majority of the shares of Stock of the Company, issued and outstanding.

Section 15.7                                Entire Agreement.  The Certificate of Formation and this Operating Agreement and the attached Schedules, which are incorporated by reference, contain the entire understanding between and among the Stockholders and supercede any prior understandings and agreements between and among them respecting the subject of the Certificate of Formation and this Operating Agreement and all prior agreements are merged herein.

Section 15.8                                Counterpart Execution.  This Operating Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

Section 15.9                                Breach.  No breach of this Operating Agreement shall be deemed material unless the breaching party has failed to remedy such breach within ten (10) business days following receipt of notice from any other party hereto in that regard.  The foregoing shall not prevent any party from seeking injunctive relief during the ten (10) business day cure period for breach by any other party of any of the material provisions of this Operating Agreement.

Section 15.10                          Dispute Resolution.  The parties agree that if any dispute or disagreement arises as to the interpretation of this Operating Agreement, the occurrence of any condition precedent for the performance of any of the terms or provisions hereof, the actual performance or non-performance of any obligation created hereunder or any other dispute or disagreement arising in connection with this Operating Agreement, such dispute or disagreement shall be submitted to non-binding arbitration before the fewest possible arbitrators permissible in accordance with the rules of the American Arbitration Association then prevailing.  The arbitration shall take place in Washington, DC.

Section 15.11                          Binding Nature.  No party hereto shall have the right, power or authority to make any agreement or assume or create any responsibility on behalf or in the name of any other party hereto or to bind any other party hereto except as set forth herein.

Section 15.12                          Voting of Stock.  Unless otherwise specifically authorized by the Board of Directors, all stock owned by the Company, other than stock of the Company, shall be voted, in person or by proxy, by the Chief Executive Officer or any Vice President of the Company on behalf of the Company.

Section 15.13                          Corporate Seal.  The seal of the Company shall be circular in form and contain the name of the Company, and the year and state of its formation.  Such seal may be altered from time to time at the discretion of the Board of Directors.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Operating Agreement is executed effective on the date first above mentioned.

UPC Telecom B.V.

By:	/s/ Simon Boyd
Name: Simon Boyd
Position: CEO

SCHEDULE 1

Attached to the Operating Agreement for

UPC Polska, LLC

STOCKHOLDERS

AS OF DECEMBER 18, 2003

All Stockholders, Past and Present	Business, Residential or Mailing Address	Number of shares of Stock

UPC Telecom B.V.		1,000